May 8, 2008 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:
		Votes for Votes withheld 	Abstentions Broker non votes
Jameson A. Baxter 		49,883,109 2,193,577 14,764
Charles B. Curtis 		49,873,109 2,203,577 14,764
Robert J. Darretta 		49,875,182 2,201,504 14,764
Myra R. Drucker 		49,869,468 2,207,218 14,764
Charles E. Haldeman, Jr. 49,874,510 2,202,176 14,764
Paul L. Joskow 			49,881,778 2,194,908 14,764
Elizabeth T. Kennan 		49,844,020 2,232,666 14,764
Kenneth R. Leibler 		49,853,839 2,222,847 14,764
George Putnam, III 		49,885,246 2,191,440 14,764
Richard B. Worley 		49,876,859 2,199,827 14,764
Preferred shares
		Votes for Votes withheld Abstentions Broker non votes
John A. Hill 			2,684 467
Robert E. Patterson 		2,684 467
All tabulations are rounded to the nearest whole number.

December 12, 2007 special meeting of shareholders

A proposal to approve an agreement and plan of merger with Putnam
High Yield Municipal
Trust and authorization, creation and issuance was approved as follows:

Common shares

Votes for    23,228,606
Votes withheld  949,930
Abstentions     578,556


Preferred shares

Votes for         1,661
Votes withheld       36
Abstentions          25


A proposal to approve a two-for-one stock split of Series C
Remarketed Preferred shares was
approved as follows:

Remarketed preferred shares Series A

Votes for            522
Votes withheld         6
Abstentions           17

Remarketed preferred shares Series B

Votes for            515
Votes withheld        30
Abstentions            5

Remarketed preferred shares Series C

Votes for             627
Votes withheld          0
Abstentions             0